UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 1)

Commission File Number 333-213016

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

2834
(Primary Standard Industrial Classification Code Number)

98-0814124
(I.R.S. Employer Identification Number)

9171 Towne Center Drive, Suite 440
San Diego, CA 92122
(858) 964-5123
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bassam Damaj, President
Innovus Pharmaceuticals, Inc.
9171 Towne Center Drive, Suite 440
San Diego, CA 92122
 (858) 964-5123
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

This Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-1 (File No. 333-213016) (the “Form S-1”) of Innovus Pharmaceuticals, Inc. is being filed solely for the purpose of refiling Exhibit 5.1 to the Form S-1. Accordingly, the Amendment consists solely of the facing page, this explanatory note, Part II of the Form S-1, the signatures and the exhibit index and is not intended to amend or delete any part of the Form S-1 except as specifically noted herein.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on August 23, 2016.

Innovus Pharmaceuticals, Inc.

By:	/s/ Bassam Damaj
Bassam Damaj, President and Chief Executive Officer
and Principal Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bassam Damaj	President and Chief Executive Officer	August 23, 2016
Bassam Damaj

/s/ Bassam Damaj	Director	August 23, 2016
Bassam Damaj

/s/ Bassam Damaj	Principal Executive Officer	August 23, 2016
Bassam Damaj

/s/ Bassam Damaj	Principal Financial Officer	August 23, 2016
Bassam Damaj

/s/ Bassam Damaj	Principal Accounting Officer	August 23, 2016
Bassam Damaj

/s/ Bassam Damaj	Secretary	August 23, 2016
Bassam Damaj

Financial Statements and Exhibits

(a)           Documents filed as part of this Report

1.       Financial Statements:

A. INDEX TO FINANCIAL STATEMENTS

B. EXHIBIT
EXHIBIT INDEX

Incorporated by reference
Exhibit	Description	Form	Exhibit	Filing date
3(i)(a)	Amended and Restated Articles of Incorporation of Innovus Pharmaceuticals, Inc.	8-K	3.3	12/11/2011
3(ii)(a)	Bylaws of Innovus Pharmaceuticals, Inc.	10-K	3.2	12/2/2007
5.1	Opinion of Weintraub Law Group, PC
10.1**	Form of Securities Purchase Agreement
10.2**	Form of Convertible Promissory Note
10.3**	Form of Common Stock Purchase Warrant Agreement
10.4**	Form of Registration Agreement
10.5**	Garden State Securities Engagement Agreement
10.6**	H.C. Wainwright and Co, LLC Engagement Agreement
23.1*	Consent of Hall & Company, Inc.
23.2*	Consent of Eisner Amper, LLP

  * Filed herewith
** Previously Filed